Exhibit 10(n)

UNION PACIFIC CORPORATION

KEY EMPLOYEE CONTINUITY PLAN

Dated as of November 16, 2000

(as amended and restated effective as of January 1, 2009)

(The severance benefits provided under this Plan are subject to the terms and limitation of the Board of Director’s Policy Regarding Shareholder Approval of Future Severance Agreements, adopted on September 25, 2003)

UNION PACIFIC CORPORATION

KEY EMPLOYEE CONTINUITY PLAN

(as amended and restated effective as of January 1, 2009)

The Company herebefore adopted, effective as of November 16, 2000, the Union Pacific Corporation Key Employee Continuity Plan for the benefit of certain employees of the Company and its Affiliates (the “Plan”). The Plan is hereby amended and restated in its entirety, effective as of January 1, 2009, to reflect the requirements of Section 409A of the Code. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b).

SECTION 1. DEFINITIONS. As hereinafter used:

SECTION 1.1 “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

SECTION 1.2 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

SECTION 1.3 “Board” means the Board of Directors of the Company.

SECTION 1.4 “Cause” means (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), or (ii) the willful engaging by the Eligible Employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act, or failure to act, was in the best interest of the Company.

SECTION 1.5 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on November 16, 2000, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

SECTION 1.6 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

SECTION 1.7 “Company” means Union Pacific Corporation, a Utah corporation, or any successors thereto.

SECTION 1.8 “Eligible Employee” means any employee who is a Tier 1, Tier 2 or Tier 3 Employee. An Eligible Employee becomes a “Severed Employee” once he or she incurs a Severance.

SECTION 1.9 “Employer” means the Company or any of its Affiliates which is an employer of an Eligible Employee.

SECTION 1.10 “Equity Award” shall mean stock options, restricted stock, restricted stock units and other similar equity-based awards which are granted to an Eligible Employee by the Company (excluding, however, restricted stock unit awards made under the Company’s 2006 Long Term Plan, 2007 Long Term Plan, 2008 Long Term Plan, or any similar awards with performance criteria made under a long term incentive plan adopted by the Company subsequent to the date hereof).

SECTION 1.11 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

SECTION 1.12 “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code or any successor provision thereto.

SECTION 1.13 “Good Reason” means the occurrence, on or after the date of a Change in Control and without the affected Eligible Employee’s written consent, of any of the following: (i) the assignment to the Eligible Employee of duties that are materially inconsistent with the Eligible Employee’s duties immediately prior to the Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any material diminution in the nature or scope of the Eligible Employee’s responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction by the Employer (or any member of the Parent Group) in the Eligible Employee’s annual base salary or annual incentive opportunity from that in effect immediately prior to the Change in Control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Eligible Employee for performing services from that in effect immediately prior to the Change in Control; (iii) a material reduction by the Employer (or any member of the Parent Group) in the pension, thrift, medical or long term disability benefits provided to the Eligible Employee from those provided to the Eligible Employee immediately prior to the Change in Control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Eligible Employee for performing services from that in effect immediately prior to the Change in Control; or (iv) the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

(a) The Eligible Employee must notify the Employer of the existence of the reason or condition that the Eligible Employee believes would permit a separation from service for Good Reason within ninety (90) days of the initial existence of such reason or condition. The Employer (or member of the Parent Group, as applicable) shall, following receipt of such notice, have a period of not less than thirty (30) days to cure the condition and not be required to pay the Severance Payment or provide any other payment or benefit described in Section 2 that is conditioned on the Eligible Employee’s Severance. The Employer may establish procedures with respect to the notice and cure provisions described above, consistent with Treas. Reg. § 1.409A-1(n), and may in appropriate circumstances waive part or all of the above-described cure period.

SECTION 1.14 “Gross-Up Payment” shall have the meaning set forth in Section 2.5 hereof.

SECTION 1.15 “Parent” shall mean the ultimate parent, if any, of the Company after a Change in Control.

SECTION 1.16 “Parent Group” shall mean, collectively, the Parent and its Affiliates.

SECTION 1.17 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

SECTION 1.18 “Plan” means the Union Pacific Corporation Key Employee Continuity Plan, as set forth herein, as it may be amended from time to time.

SECTION 1.19 “Plan Administrator” means the person or persons appointed from time to time by the Board which appointment may be revoked at any time by the Board.

SECTION 1.20 A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifteen (15%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

SECTION 1.21 “Severance” means the separation from service (as such term is defined in section 409A of the Code and the regulations promulgated thereunder) of an Eligible Employee from the Employer on or within two years following the date of the Change in Control, (i) by the Employer, other than for Cause or pursuant to mandatory retirement policies of the Employer that existed prior to the Change of Control, or (ii) by the Eligible Employee for Good Reason. An Eligible Employee will not be considered to have incurred a Severance if his or her employment is (a) discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his or her duties with the Employer, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Employer or (b) discontinued by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which the Eligible Employee is affiliated, if the Eligible Employee is offered comparable employment by the entity which acquires such facility, business or business unit or which succeeds to such outsourced business activity and such entity agrees to assume the obligations of the Employer to the Eligible Employee under this Plan.

SECTION 1.22 “Severance Date” means the date on or after the date of the Change in Control on which an Eligible Employee incurs a Severance.

SECTION 1.23 “Severance Payment” means the payment determined pursuant to Section 2.1 hereof.

SECTION 1.24 “Tier 1 Employee” means any employee of the Employer designated as such by a resolution of the Board.

SECTION 1.25 “Tier 2 Employee” means any employee of the Employer designated as such by a resolution of the Board.

SECTION 1.26 “Tier 3 Employee” means any employee of the Employer designated as such by a resolution of the Board.

SECTION 1.27 “Total Payments” means any payments contemplated by and as defined in Section 2.5(a) hereof.

SECTION 2. BENEFITS.

SECTION 2.1 (a) Each Eligible Employee who incurs a Severance shall be entitled, subject to Section 2.9 hereof, to receive a Severance Payment equal to the product of (i) the sum of (A) such Eligible Employee’s annual base salary as in effect immediately prior to such Severance, plus (B) the average annual incentive compensation earned (or foregone at the election of the Eligible Employee) by such Eligible Employee in respect of the three (or fewer, as hereinafter described) annual incentive compensation determinations (including determinations that no annual incentive compensation will be awarded) immediately preceding the Severance (or, if higher, in respect of the three (or fewer, as hereinafter described) annual incentive compensation determinations immediately preceding the Change in Control) multiplied by (ii) in the case of a Tier 1 Employee, three (3), in the case of a Tier 2 Employee, two (2); and in the case of a Tier 3 Employee, one and one-half (1.5). For purposes of clause (A) above, annual base salary shall be determined immediately prior to the Severance (without regard to any reductions therein which constitute Good Reason) and for purposes of clause (B) above, annual incentive compensation determinations prior to 2000 (with respect to annual incentive compensation earned for plan years prior to 1999) shall be disregarded.

(b) The Severance Payment shall be paid to a Severed Employee in a cash lump sum, within twenty (20) business days immediately following the expiration of the revocation period, if any, applicable to such Severed Employee’s release described in Section 2.9; but in no event later than March 15th of the year following the calendar year in which the Severance Date occurs.

SECTION 2.2 Each Eligible Employee who incurs a Severance and who is, at the time of such Severance, a participant in the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (the “UPC SERP”) shall, for purposes of the UPC SERP, (i) be deemed to have accumulated an additional thirty-six (36) months of age and service credit beyond the Severance Date solely for purposes of determining the amount of any UPC SERP benefit (but in no event beyond age 65 and in no event shall aggregate service under the UPC SERP exceed forty (40) years), and (ii) be deemed to be fully vested under such SERP.

SECTION 2.3 For a period of three years following a Severed Employee’s Severance Date (or, if sooner, until such Severed Employee attains the age of fifty-two (52), at which time the Severed Employee shall become entitled to receive benefits under the Company’s retiree medical benefit plans if such Severed Employee’s original hire date with (A) the Company or (B) any Affiliate that on December 31, 2003 was a participating employer in the Flexible Benefits Program for Full-Time Salaried and Full-Time Hourly Employees of Union Pacific Corporation and Affiliates, is before January 1, 2004), the Company shall provide such Severed Employee and anyone entitled to claim under or through such Severed Employee all benefits under any medical or dental program to the same extent as if such Severed Employee had continued to be an employee during such period; provided, however, (a) that such Severed Employee shall pay the fair market value for such coverage (active or retiree, as applicable), as determined under section 61 of the Code and the regulations promulgated thereunder, and (b) the benefit amounts otherwise receivable by or in respect of a Severed Employee hereunder shall be reduced to the extent benefits of the same type are received by such Severed Employee from a subsequent employer (and the Severed Employee shall report the receipt of such benefits to the Company). The coverage period for purposes of the group health continuation requirements of section 4980B of the Code shall commence on the Severance Date.

SECTION 2.4 (a) Subject to Section 2.9 hereof, in the event an Eligible Employee incurs a Severance, the Eligible Employee shall become fully vested in all outstanding Equity Awards that are, at the Severance Date, unvested or subject to forfeiture restrictions. In the case of an Equity Award consisting of a stock option, such option shall continue to be exercisable for a period of three years from the Severance Date (or such longer period as may be prescribed in the plan or agreement governing such option), but in no event later than the expiration date of such option. In the case of an Equity Award consisting of restricted stock, the Company shall make payment of such restricted stock within five (5) business days following lapse of any revocation period for the release contemplated by Section 2.9.

(b) In the case of an Equity Award (or any part thereof) that is a Stock Unit (as defined in the Company’s 2004 Stock Incentive Plan, as amended (the “Stock Plan”)) granted to an Eligible Employee who incurs a Severance under this Plan, such Stock Unit shall, subject to Section 2.9 and the final sentence of this paragraph (b) regarding deferrals, be paid within five (5) business days following lapse of any revocation period for the release contemplated by Section 2.9. Notwithstanding the foregoing, in the event that such a Severed Employee has attained Retirement Status (as defined below) prior to the Exempt Date (as defined below), the Stock Unit shall not be paid prior to six months and one day after the Severance Date, subject to Section 2.9 and the final sentence of this paragraph (b) regarding deferrals. “Retirement Status” means, for Eligible Employees who were granted Stock Unit Equity Awards in 2006 and/or 2007 under the Stock Plan, an individual who, during the Restriction Period for such Equity Award, attained age 60 with eligibility for retirement under the provisions of the Company’s or a subsidiary’s pension plan (or who had attained such age and eligibility at the time the Stock Unit Equity Award was granted), and for Eligible Employees who were granted Stock Unit Equity Awards in 2005, 2008, or any subsequent year under the Stock Plan, or any successor thereto adopted by the Company, an individual who, during the Restriction Period for such Equity Award, attained age 65 (or who had attained such age at the time the Stock Unit Equity Award was granted). “Exempt Date” means January 1 of the calendar year in which the Restriction Period ends, or, in the case of a Restriction Period that ends such that payment would be made by March 15 of the calendar year in which such Restriction Period ends, January 1 of the preceding year. If a Severed Employee has previously elected to defer receipt of a Stock Unit to a date beyond the applicable payment date referenced herein, payment of such Stock Unit will be made on the later of (A) the deferred payment date selected by the Severed Employee (which, for this purpose, will be the first deferred payment date selected by the Severed Employee in the event the Severed Employee elected to receive installment payments) and (B) the date established in this subparagraph (b).

(c) The amount of any cash incentive bonus awarded under any Company long-term incentive plan or program shall be calculated in accordance with the applicable plan document and paid, subject to Section 2.9, to an Eligible Employee who has a Severance within five (5) business days following the lapse of any revocation period for the release contemplated by Section 2.9, or, in the event such cash incentive bonus is “deferred compensation” under Section 409A of the Code because the Eligible Employee elected to defer payment of such bonus in accordance with the terms of a deferral program applicable to such bonus, at such other date as provided under the terms of the Eligible Employee’s payment election made in accordance with such deferral program.

SECTION 2.5 (a) Whether or not the Eligible Employee becomes entitled to the Severance Payment, if any payment or benefit received or to be received by the Eligible Employee in connection with a Change in Control or the Eligible Employee’s separation from service (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payment, being hereinafter called “Total Payments”) will be subject (in whole or part) to the Excise Tax, then, subject to the provisions of subsection (b) of this Section 2.5, the Company shall pay to the Eligible Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee’s residence on the Severance Date (or if there is no Severance Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 2.5), net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes.

(b) In the event that the amount of the Total Payments exceeds 100% of, but does not exceed 110% of, the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (the “Safe Harbor”), then subsection (a) of this Section 2.5 shall not apply and the Severance Payments under Section 2.1 shall be reduced (if necessary, to zero) so that the amount of the Total Payments is equal to the Safe Harbor.

(c) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, unless in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Eligible Employee and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent “reasonable compensation for services actually rendered”, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” within meaning of Section 280G(b)(3) of the Code allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 2.6 hereof, the Company shall provide the Eligible Employee with its calculation of the amounts referred to in this Section 2.5(c) and such supporting materials as are reasonably necessary for the Eligible Employee to evaluate the Company’s calculations. If the Eligible Employee disputes the Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

(d) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, and after giving effect to such redetermination, the Severance Payment under Section 2.1 are to be reduced pursuant to subsection (b) of this Section 2.5, the Eligible Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee), to the extent that such repayment results in (i) no portion of the Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Eligible Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(b) of the Code. In the event that (x) the Excise Tax is finally determined to exceed the amount taken into account hereunder at the time of the Eligible Employee’s separation from service (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (y) after giving effect to such redetermination, the Severance Payment under Section 2.1 should not have been reduced pursuant to subsection (b) of this Section 2.5, the Company shall make the previously reduced Severance Payment and shall make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess and such portion) within five (5) business days following the time that the amount of such excess is finally determined; provided, however, that such final determination shall be made such that any such additional Gross-Up Payment can be made by the end of the calendar year following the calendar year in which the Employee pays the Excise Tax to which the Gross-Up Payment relates.

SECTION 2.6 The payments provided in subsection (a) of Section 2.5 hereof shall be made not later than the fifth business day following the date of the event that triggers the Severed Employee’s right to the benefit that generates the Excise Tax; provided, however, that if the amounts of such payments, and the limitations on such payments set forth in Section 2.5 hereof, cannot be finally determined on or before such day, the Company shall pay to the Eligible Employee on such day an estimate of the minimum amount of such payments to which the Eligible Employee is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of the event that triggers the Severed Employee’s right to the benefit that generates the Excise Tax.

SECTION 2.7 The Company shall reimburse the Eligible Employee for all reasonable legal fees and expenses incurred by the Eligible Employee in seeking to obtain or enforce any benefit or right provided by this Plan, so long as the Eligible Employee’s claim is not frivolous. The Company shall reimburse the Eligible Employee for all reasonable legal fees and expenses incurred by the Eligible Employee in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Reimbursement of such fees and expenses shall be subject to the following restrictions: (i) the amount of fees and expenses eligible for reimbursement during any calendar year shall not affect the fees and expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible fee or expense shall be made as soon as practicable by the Company after the Eligible Employee submits the request for reimbursement including appropriate documentation, but not later than December 31 of the calendar year following the calendar year in which the fee or expense was incurred and (iii) the Company’s obligation to reimburse such fees and expenses is not subject to the liquidation or exchange for another benefit.

SECTION 2.8 In the event of a claim for benefits hereunder by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within thirty (30) days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim. In the event an Eligible Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within forty-five (45) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

SECTION 2.9 No Severed Employee shall be eligible to receive a Severance Payment or other benefits under the Plan that are subject to this Section 2.9 unless he or she first executes a written release substantially in the form attached hereto as Schedule A. Payments made under this Plan that are contingent on the Severed Employee’s execution of the release shall in all events be paid no later than two and one-half months following the end of the calendar year in which the Severance Date, or other triggering event for the payment, occurs. In order to ensure compliance with the foregoing, the Company shall provide the release described in this Section 2.9 to the Severed Employee in sufficient time so that the Severed Employee can consider the release for the full consideration period required by applicable law, and have the ability to revoke such release during the revocation period(s) required by applicable law, before payment is made by the deadline of two and one-half months following the end of the calendar year in which the Severance Date or other triggering event occurs. Further, with respect to any benefits under the Plan that are “deferred compensation” under section 409A of the Code, no payment shall be made to a “specified employee” (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to section 409A of the Code maintained by the Company and its Affiliates) on account of a separation from service until six months plus one day following such employee’s “separation from service” as defined in the regulations promulgated under section 409A of the Code.

SECTION 2.10 An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

SECTION 3. PLAN ADMINISTRATION.

SECTION 3.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

SECTION 3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

SECTION 3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board at any time; provided, however, that, during the following periods, the Plan may not be terminated nor may the Plan be amended in any manner adverse to the interests of any Eligible Employee (including, without limitation, any adverse changes to a person’s status as an Eligible Employee) without such Eligible Employee’s written consent (and any such termination or amendment shall be void and of no force and effect): (i) within one year preceding a Potential Change in Control (in the case of any action (other than in connection with a separation from service) pursuant to which an individual ceases to be designated as an Eligible Employee or is designated in a lower tier of Eligible Employee) or within 90 days preceding a Potential Change in Control (in the case of termination of the Plan or any other amendment which is adverse to the interests of any Eligible Employee), (ii) during the pendency of or within 90 days following the cessation of a Potential Change in Control or (iii) within two years following a Change in Control. This Plan shall terminate automatically two years and one day after a Change in Control. No Plan termination shall, without such Eligible Employee’s written consent, adversely affect any rights of any Eligible Employee which accrued under this Plan prior to such termination.

SECTION 5. GENERAL PROVISIONS.

SECTION 5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

SECTION 5.2 If an Employer is obligated by law, contract, policy or otherwise to pay severance pay, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

SECTION 5.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

SECTION 5.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

SECTION 5.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee hereunder if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

SECTION 5.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

SECTION 5.7 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

SECTION 5.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

SECTION 5.9 This Plan shall be construed and enforced according to the laws of Nebraska, to the extent not preempted by federal law, which shall otherwise control.

SCHEDULE A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

YOU HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

YOU HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.

AFTER SIGNING THIS AGREEMENT, YOU HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

In consideration of, and subject to, the payments to be made to me by [Name of Employer Corporation] (“Union Pacific”) or any of its subsidiaries, pursuant to the Union Pacific Corporation Key Employee Continuity Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by Union Pacific or any subsidiary or parent of Union Pacific after the date hereof, and I further agree to and do release and forever discharge Union Pacific or any subsidiary or parent of Union Pacific and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with Union Pacific or any subsidiary or parent of Union Pacific or the termination thereof, including, but not limited to, by reason of any event, matter, cause or thing which has occurred to the date of execution of this Release relating in any way to my employment relationship with Union Pacific or to my termination of employment thereof, whether for severance or based on statutory or common law claims for employment discrimination, wrongful discharge, breach of contract or any other theory, whether legal or equitable, or arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of Union Pacific or any subsidiary or parent of Union Pacific; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of Union Pacific and any subsidiary or parent of Union Pacific, and my rights under any director’s and officer’s liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and Union Pacific’s acknowledgment of my rights reserved under the second paragraph above.

I understand that this release will be deemed to be an application for benefits under the Plan, and that my entitlement thereto shall be governed by the terms and conditions of the Plan, and I expressly hereby consent to such terms and conditions.

I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by Union Pacific to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to Union Pacific.

Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.

This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of Nebraska.

I knowingly and voluntarily sign this Waiver and Release of Claims Agreement.

Date Delivered to Employee:	[Name of Employer Corporation]

Date Signed by Employee:	By:

Title:

Seven-Day Revocation Period Ends:

Signed:	Date:

(Print Employee’s Name)